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                                                                     EXHIBIT 4.1
                      PACIFIC CENTURY FINANCIAL CORPORATION
                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN(1)


     SECTION 1. NAME AND NUMBER OF SHARES.

     The dividend reinvestment and stock purchase plan of Pacific Century Financial Corporation ("Pacific Century") shall be known as the Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The number of shares of common stock, par value $.01, of Pacific Century ("Common Stock") that may be issued pursuant to the Plan shall be fixed from time to time by the Board of Directors of Pacific Century.

     SECTION 2. ADMINISTRATION AND COSTS.

     The administrator of the Plan (the "Administrator"), who shall administer the Plan for participants, keep records, send statements of accounts to participants, and perform other duties relating to the Plan, shall be appointed from time to time by the Board of Directors of Pacific Century, but as of the date hereof shall be Continental Stock Transfer and Trust Company.

     SECTION 3. INITIAL STOCK PURCHASE.

     An employee, retired employee, or director of Pacific Century or any member of the controlled group of corporations (as defined in Section 1563(a) of the Internal Revenue Code of 1986, as amended) of which Pacific Century is a member (an "Eligible Employee") who is not a stockholder of record or a beneficial owner of Common Stock participating in the Plan may become a participant in the Plan by purchasing shares of Common Stock pursuant to a Pacific Century-approved initial stock purchase form. Such forms shall be made available by and upon execution shall be returned to the Administrator.

     An individual who is a resident of the State of Hawaii and who is not a stockholder of record or a beneficial owner of Common Stock participating in the Plan may become a participant in the Plan by purchasing shares of Common Stock pursuant to a Pacific Century-approved initial stock purchase form. Such forms shall be made available by and upon execution shall be returned to the Administrator. This paragraph shall be effective only upon the written approval by the Chairman of the Board of Pacific Century, which approval may be revoked at any time.

     An initial stock purchase of not less than $250 may be made by enclosing a check or money order with the applicable initial stock purchase form. No interest shall be paid on initial stock purchase payments prior to their investment in Common Stock. Checks must clear before they will be applied to the purchase of Common Stock.

     A person making a purchase of Common Stock under this Section 3 shall be a participant in the Plan and shall be eligible thereafter to make optional payments pursuant to the Plan.

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(1)  This version of the Plan adds to the version in effect on July 28, 1994 all changes adopted from that date through June 22, 2001.



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Initial stock purchase payments and optional payments may not exceed an aggregate of $5,000 per calendar quarter.

     SECTION 4. DIVIDEND REINVESTMENT AND OPTIONAL PAYMENTS.

     All holders of record of Common Stock shall be eligible to join the Plan at any time. Each participant in the Plan shall remain a participant until he or she withdraws from the Plan. An eligible shareholder may join the Plan by completing and signing the Pacific Century-approved authorization form (an "Authorization Form"). Authorization Forms shall be made available by and upon execution shall be returned to the Administrator.

     The Authorization Form shall permit an eligible shareholder to participate in the Plan by checking the appropriate box. The shareholder may elect one of the following enrollment options. First, the shareholder may elect to reinvest dividends paid on all of the shares of Common Stock registered in his name, in which case the shareholder may also purchase stock with optional cash payments. Second, the shareholder may elect to reinvest dividends paid on a portion of the shares of Common Stock registered in his name, in which case the shareholder may also purchase stock with optional cash payments. Third, the shareholder may elect to participate in the Plan by making optional cash payments only. However, any shares acquired by making optional cash payments will automatically participate in the Plan, so dividends on those shares will be automatically reinvested.

     Shareholders of record of Common Stock, or persons or entities who become participants in the Plan pursuant to Section 3, who submit a completed and signed Authorization Form shall be eligible to make optional cash payments of not less than $25 at any time. An initial optional payment of not less than $25 may be made by a participant when enrolling by enclosing a check or money order with the Authorization Form. Thereafter, optional payments of not less than $25 may be made at any time and the amount may be varied each time, subject, however, to the maximum limit on optional payments per calendar quarter. No interest shall be paid on optional payments prior to their investment in Common Stock. Checks must clear before they will be applied to the purchase of Common Stock.

     Optional payments may not exceed an aggregate of $5,000 per calendar quarter.

     SECTION 5. PURCHASE AND ACCOUNT RULES.

     Cash dividends on Common Stock participating in the Plan shall be applied to the purchase of additional Common Stock on behalf of the participants on dividend payment dates, as and to the extent elected by the participant. To reinvest cash dividends, an Authorization Form must be received by the Administrator at least ten business days before the dividend record date on which it is to become effective.

     In order to be invested in any particular calendar month, any initial purchase payment or optional payment must be received by the Administrator on or before the last business day of the preceding calendar month. If the payment is received timely, it shall be applied to the purchase of additional shares of Common Stock (i) on the dividend payment date, if a dividend is payable


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in that calendar month, or (ii) on the tenth business day of the calendar month, if no dividend is payable in that month. However, any payment received more than thirty-five days prior to the applicable investment date will be returned.

     A participant may arrange for the monthly deduction of optional payments from his or her checking or savings account by completing and returning to the Administrator a Pacific Century-approved authorization to charge deposit account form.

     The price of shares of Common Stock purchased under the Plan shall be 100% of the market price. For purposes of the Plan, "market price" shall be determined on the basis of the average of the last sale prices for a share of Common Stock on the New York Stock Exchange for the period of five trading days ending on the day of purchase. If there is no trading in the Common Stock during any trading day in the five-day period, the market price and the purchase price based thereon shall be determined by the management of Pacific Century on the basis of such market quotations as shall be deemed appropriate. In no event, however, shall the purchase price be less than the par value of the Common Stock.

     Each participant's account shall be credited with that number of shares, including fractions computed to four decimal places, equal to the total amount to be invested, divided by the applicable purchase price per share.

     Shares of Common Stock purchased under the Plan shall be registered in the name of the Administrator or a nominee selected by the Administrator and held as agent for the participants. The Administrator shall receive dividends for all shares of Common Stock that a participant holds in his or her Plan account as of the dividend record date, shall credit such dividends to the participants' accounts on the basis of full and fractional shares held in these accounts, and shall automatically reinvest those cash dividends in additional shares of Common Stock at 100% of the market price.

     Share certificates shall not be issued to participants except as set forth in Sections 7 and 8 hereof.

     In the case of dividends on Common Stock subject to United States income tax withholding, the amount of tax to be withheld shall be deducted from the amount of dividends on Common Stock to determine the amount of dividends to reinvest.

     SECTION 6. REPORTS TO PARTICIPANTS.

     Participants shall receive quarterly statements of account showing amounts invested, purchase prices and shares purchased for the year to date. In addition, each participant shall receive copies of Pacific Century's annual report, proxy statement, and information for income tax reporting purposes.


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     SECTION 7. CHANGE IN OR TERMINATION OF PARTICIPATION IN PLAN.

     A participant may change the terms of his participation in the Plan at any time by completing and signing a new Authorization Form and returning it to the Administrator. Any change with respect to reinvestment of dividends must be received at least ten business days before the dividend record date for which the dividend is to be paid.

     A participant may terminate participation in the Plan at any time by completing a Pacific Century-approved termination request form, or by notifying the Administrator in writing. However, if the termination request is received less than ten business days before a dividend record date, but before a dividend payment date, the termination will not be processed until after the dividend has been credited to the participant's account. Upon such a termination of participation, certificates for whole shares credited to the participant's account shall be issued and a cash payment shall be made for any fraction of a share. The cash payment for any fraction of a share shall be based on the then-current market price per share.

     If a participant wishes to receive cash in lieu of shares upon termination of participation in the Plan, the participant may request the Administrator (as agent for the participant) to sell the shares credited to the participant's account on the open market and remit the net proceeds to the participant. Such requests may be made directly to the Administrator. Such sales will be made periodically on a schedule set by the Administrator, in its discretion. In order for his or her shares to be eligible for sale on a sale date, the sale request must be received by the close of business on the second business day before the sale date. Further, if the sale request is received after a dividend record date but before a dividend payment date, the sale will not be processed until after the dividend has been credited to the participant's account. The net proceeds from any such sale shall equal the sales price of the shares less brokerage commission, the service fee of the Administrator charged in connection with such sale, and any applicable taxes to be paid by or withheld by the Administrator. Any fractional shares credited to the participant's account shall not be sold but shall be converted to cash on the basis of the then current market price.

     SECTION 8. WITHDRAWAL OR TRANSFER OF SHARES IN THE PLAN.

     A participant may withdraw all or a portion of shares of Common Stock from his account by notifying the Administrator in writing to that effect and specifying the number of shares to be withdrawn. Certificates for whole shares of Common Stock so withdrawn shall be issued, but in no case shall certificates for fractional shares be issued.

     If a participant wishes to receive cash in lieu of shares upon such a withdrawal, the participant may request the Administrator (as agent for the participant) to sell the shares credited to the participant's account on the open market and remit the net proceeds to the participant. Such requests may be made directly to the Administrator. Such sales will be made periodically on a schedule set by the Administrator, in its discretion. In order for his or her shares to be eligible for sale on a sale date, the sale request must be received by the close of business on the second business day before the sale date. The net proceeds shall equal the sales price of the


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shares less brokerage commission, the service fee of the Administrator charged in connection with such sale, and any applicable taxes to be paid by or withheld by the Administrator.

     Any remaining shares and fractions thereof shall continue to be credited to the participant's account.

     Pursuant to such rules as the Administrator and Pacific Century may agree upon from time to time, a participant may transfer shares from one account in the Plan to another account in the Plan or may direct that shares be issued from the participant's account in the Plan to another person. Any such transfer or issuance must be made upon such forms as the Administrator may require.

     SECTION 9. MISCELLANEOUS MATTERS RELATING TO ACCOUNTS.

     If a participant disposes of all of the shares of Common Stock registered in his or her own name, unless the participant also withdraws all shares held in his account under the Plan, the Administrator shall continue to reinvest the dividends on the shares held in the participant's Plan account. Such a participant may continue to make optional cash payments so long as shares are held in his or her account under the Plan.

     If a participant has an account in the Plan, all stock distributable to such participant as a result of a stock dividend or stock split by Pacific Century on its Common Stock (including stock distributable on shares of Common Stock that participate in the Plan but are not held of record by the Administrator) shall be credited to the participant's account in the Plan.

     If Pacific Century makes available to holders of Common Stock rights or warrants to purchase additional shares of Common Stock or other securities, then they will also be made available to participants based on the number of shares held of record, as well as the number of shares held in any Plan account (including fractional shares, to the extent practicable) on the relevant record date.

     Shares credited to a participant's account under the Plan may not be pledged or encumbered by a participant.

     Neither Pacific Century, the Administrator, nor any representative, employee, or agent of Pacific Century or the Administrator shall be liable under the Plan for any act done in good faith or for any good faith omissions to act, including (but not limited to) any claims of liability (i) arising out of any such act or omission to act that occurs prior to a participant's terminating participation pursuant to the terms of the Plan, and (ii) with respect to the prices at which shares are purchased for a participant's account and the times such purchases are made.

     All shares of Common Stock credited to the participant's account under the Plan shall be voted as the participant directs on a proxy card. If no instructions are received on a signed proxy card, all of the participant's shares shall be voted in accordance with the recommendations of Pacific Century's management. If the proxy card is not returned or if it is returned unsigned, none of the participant's shares shall be voted unless the participant votes in person.


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     SECTION 10. AMENDMENT, SUSPENSION, AND REINSTITUTION OF PLAN.

     Pacific Century currently intends to continue the Plan indefinitely, but reserves the right to suspend or terminate the Plan at any time. Pacific Century also reserves the right to make any additions or modifications to the Plan. The Chairman of the Board of Pacific Century may suspend the Plan at any time, may interpret the Plan, and may make additions or modifications thereto that are not inconsistent with the above provisions of the Plan. In the event of a suspension of the Plan, the Chairman of the Board of Pacific Century may determine the date, if any, on which the Plan shall be reinstituted.

     In the event that the number of shares of Common Stock to be purchased by the participants in the Plan exceeds the balance of the shares authorized by the Board of Directors to be sold pursuant to the Plan, then the Plan shall be automatically suspended with respect to future purchases until such time as the Board of Directors of Pacific Century has authorized additional shares of Common Stock to be sold pursuant to the Plan.

     In the event of automatic suspension of the Plan as provided in the preceding paragraph, then (i) on the date of such automatic suspension of the Plan, the number of shares of Common Stock to be sold shall be prorated among the participants purchasing shares on such date, and (ii) the Chairman of the Board of Pacific Century shall determine the date of the commencement of the Plan after the Board of Directors has authorized the sale of additional shares of Common Stock pursuant to the Plan.

     SECTION 11. PROFIT SHARING PLAN MEMBERS.

     For purposes of this Plan, each member of the Bank of Hawaii Profit Sharing Plan who has an interest in the Pacific Century Stock Fund of said profit sharing plan shall be regarded as a holder of record of Common Stock and an Eligible Employee, so that he or she will be eligible to to make optional cash payments.

     SECTION 12. SAFEKEEPING OF SHARES.

     In accordance with such procedures as the Administrator may adopt from time to time, a participant may deliver to the Administrator certificates for shares of Common Stock participating in the Plan of which the participant is the record holder. The Administrator shall register such shares in its or its nominee's name and shall reflect those shares separately in the participant's Plan account to record the participant's beneficial ownership of such shares.

     The Administrator shall charge the participant, and the participant shall be liable for, such fees as the Administrator shall impose, for these safekeeping services.


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